Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road Palo Alto, California 94304-1050
o: 650.493.9300 f: 650.493.6811
August 19, 2020
iRhythm Technologies, Inc.
699 8th Street, Suite 600
San Francisco, CA 94103

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-244399), as amended (the “Registration Statement”), filed by iRhythm Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Securities Act of 107,142 shares (including up to 13,975 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued and sold by the Company.

The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-244399) (the “Prior Registration Statement”), which was declared effective on August 18, 2020, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of August 18, 2020, by and among the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Prior Registration Statement, which is incorporated by reference into the Registration Statement.

Very truly yours,

/S/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
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